EXHIBIT 21


Maple Grove Apartment Homes, Inc., a Wisconsin corporation and wholly-owned subsidiary of the Company

Lake Pointe Apartment Homes, Inc., a Wisconsin corporation and wholly-owned subsidiary of the Company

Wellington Properties Investments, L.P., a Delaware limited partnership (the Company is the sole general partner)

WLPT CliffSix LLC, a Delaware limited liability company and wholly-owned subsidiary of Wellington Properties Investments, L.P.

CSC of Minnesota, LLC, a Delaware limited liability company and wholly-owned subsidiary of Wellington Properties Investments, L.P.